EXHIBIT 99.1

ADVR Names Eli Wilner Chairman of the Board;

Dr. Shalom Z. Hirschman, President and CEO, to Focus on Product R Clinical Development

     Yonkers, N.Y, May 2, 2002: Advanced Viral Research Corp. (OTCBB:ADVR) today announced that its Board of Directors has appointed Eli Wilner to the position of Chairman of the Board. Dr. Shalom Z. Hirschman will retain the titles of President and Chief Executive Officer and remains a member of the Board of Directors, and will concentrate on the scientific and clinical development of the Company’s Product R novel immunomodulator. In addition, the Board created an executive management committee including Mr. Wilner, Dr. Hirschman and Mr. Seligman, Esq., to oversee the strategic management of the Company. Wilner, who has beneficial ownership of approximately 4.4 million shares of the Company, joined the Board of Directors in December as part of the Board’s reorganization.

     The Board also announced that Nancy J. Van Sant, Esq. was named to the Company’s Board of Directors. Since 1990, Van Sant has been a Director of the Miami law firm of Sacher, Zelman, Van Sant, Paul, Beiley, Hartman & Waldman, P.A. Prior to 1990, Van Sant served for 13 years with the U.S. Securities and Exchange Commission (SEC). The Board further announced the resignation of Christopher Forbes, Vice Chairman of Forbes, who is leaving the Board due to time demands of his position as director of ADVR.

     “The decision by the Board to allow Dr. Hirschman to focus on identifying the rich chemistry of Product R and executing the successful clinical development of this novel product represents a vote of confidence in his expertise,” said Wilner. “It also recognizes that biopharmaceutical development companies have a responsibility to aggressively communicate their story and the potential of their products to the financial and investment community in a pro-active manner”.

     “When we were recruiting internationally renowned business leaders to join our Board last year, we recognized the need to supplement the excellence of our scientific and clinical expertise with sound business management experience, said Dr. Hirschman. By Mr. Wilner assuming the responsibility as Chairman of the Board the Company will benefit from his experiences as an entrepreneur. In addition, by Mr. Seligman and Mr. Wilner joining me on the executive management committee, their business management experience will assist the management team in better defining short-and long-term goals, and more effectively managing available resources in addition to providing oversight for the strategic management of the Company.”

     Wilner brings strong entrepreneurial and business management experience to the position. He is founder and Chief Executive Officer of Eli Wilner & Company, a New York City-based art gallery and the world’s largest resource for antique American and European frames. Wilner currently holds a greater than 1% ownership interest in the following technology and biopharmaceutical companies, including Biofem, Chronix, ION, Simulring and Imagex. He was a member of the Board of Touchpoint Software Company from 1999-2001, and during his tenure approximately 50% of the Company was acquired by WebMD. A published authority in the art world, Wilner has brought his expertise to the White House and as a member of various art societies around the nation.

     Seligman, the third member of the Company’s newly created executive committee, has over 30 years in international pharmaceutical law. Prior to retiring in 1995, he served as Associate General Counsel and Associate Vice President of Hoffman La Roche.

     Advanced Viral is currently initiating Phase 2 clinical studies in the United States for the topical treatment of genital warts with Product R. Results of the Phase 1 clinical trial indicate that Product R was safe and well tolerated dermatologically in all the doses applied in the study. During the course of Phase 2, the efficacy of Product R for the topical therapy of genital warts will be investigated in various doses.

     Product R is being investigated as a non-toxic peptide-nucleic acid-type immunomodulator that appears to stimulate the proinflammatory responses required to combat viral infections such as AIDS and human papilloma virus and to dampen aberrant autoimmune-type inflammatory responses, such as occur in patients with rheumatoid arthritis. Therefore, Product R has been termed a “switch type” immunomodulator. Product R is also being studied for the promise shown in its ability to mitigate the toxic side effects of other drugs, including those used to treat HIV infection and chemotherapeutic drugs employed in the treatment of cancers.

     Advanced Viral Research Corp., based in Yonkers, New York, is a biopharmaceutical firm dedicated to improving patients’ lives by researching, developing and bringing to market new and effective therapies for viral and other diseases.

     For further information regarding Advanced Viral Research Corp., please visit our website at www.adviral.com.

     Note: This news release contains forward-looking statements that involve risks associated with clinical development, regulatory approvals, including application to the FDA, product commercialization and other risks described from time to time in the SEC reports filed by the Company. Product R is not approved by the U.S. Food and Drug Administration or any comparable agencies of any other countries. There is no assurance that the Company will be able to secure the financing necessary to continue and/or complete the clinical trials of Product R or satisfy certain other conditions relating to clinical trials including obtaining adequate insurance on terms acceptable to the Company. The Company undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances or otherwise.

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Contact:

Advanced Viral Research Corp., Yonkers
Dr. Shalom Z. Hirschman, 914/376-7383

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